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                                                                      EXHIBIT 11



                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                                         SEPTEMBER 2002                     SEPTEMBER 2001
                                                                         --------------                     --------------
                                                                   3 MONTHS         9 MONTHS         3 MONTHS         9 MONTHS
                                                                  -----------      -----------      -----------      -----------
(dollars in thousands, except per share data)

Basic:
        Weighted Average Common Shares Outstanding .........       40,347,707       37,550,340       34,249,361       34,216,688
        Net Income .........................................      $    44,521      $    65,748      $    12,252      $    33,230
        Less Preferred Stock Dividend ......................              594            1,875              763            2,333
                                                                  -----------      -----------      -----------      -----------
        Net Income Available to Common Shareholders.........      $    43,927      $    63,873      $    11,489      $    30,897
    Basic Earnings Per Common Share ........................      $      1.09      $      1.70      $       .34      $       .90

    Diluted:
        Weighted Average Common Shares Outstanding .........       40,347,707       37,550,340       34,249,361       34,216,688
        Adjustments for assumed conversion of
          convertible preferred stock and common
          stock options ....................................        2,662,294        2,893,392        2,822,438        2,864,593
                                                                  -----------      -----------      -----------      -----------
                                                                   43,010,001       40,443,732       37,071,799       37,081,281
        Net Income .........................................      $    44,521      $    65,748      $    12,252      $    33,230
        Tax effect on assumed conversion of
          convertible preferred stock ......................              111              352              143              437
                                                                  -----------      -----------      -----------      -----------
        Adjusted Net Income ................................      $    44,410      $    65,396      $    12,109      $    32,793
    Diluted Earnings Per Share .............................      $      1.03      $      1.62      $       .33      $       .88
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